EXHIBIT 99.2

Terra Tech Corp. (OTCQX:TRTC) Q4 2018 Earnings Conference Call March 14, 2019 4:30 PM ET

Company Participants

Philip Carlson - IR

Derek Peterson - CEO and Chairman

Mike James - CFO

Conference Call Participants

Philip Carlson

Good afternoon and welcome to Terra Techs Fiscal Year 2018 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and it will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Techs management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the risk factors section of the SEC filings in which our 10-K will be filed tomorrow morning before market opened on March 15, 2019. Any forward-looking statements should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today and management does not take any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Techs Chairman and Chief Executive Officer; and Mr. Mike James, Chief Financial Officer.

With that, I would now like to hand the call over to Derek Peterson. Derek, please go ahead.

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Derek Peterson

Hey, Phil, thank you very much and welcome everybody to our full year 2018 earnings call. The full filing will be out in the morning premarket as well as a letter to shareholders, its going to more kind of in a granular level articulate some of the things were discussing today as it looks forward to 2019 and 2020. So, lets jump at 18 in real quick and then I would like to take a little bit of time and talk about the Company and its current state and talk about what our forward focus for future growth is for 19 and rolling out to 20.

18 was a challenging year and it wasnt just a challenging year for us, it was a challenging year for California operators in general. Those challenges came from a handful of different areas. The biggest piece of it was change of regulation in California that was a very frustrating change for a lot of the operators here. More of a regulation several times, the change in the bill, the things we were allowed to do then we werent allowed to do.

The entire state of California was basically under flux for the majority of the year. In addition to that as many of you may know but some of you may not from July timeframe, they forced a lot of the operators in the California market plays to divest of the old inventory. So that put a lot of the operators and retailers and wholesalers in the position where they had to move product out of bargain-basement prices, sometimes below cost in order to get on compliance product in their rolling into the second half of 2018.

That in conjunction with the existing black-market, the lack of enforcement that we saw in 18 shutting down, grey market, black market delivery services, brick-and-mortar retail stores and wholesale operations, all of that contributed to a very challenging market in California. California itself had a revenue shortfall. The inventory adjustments across the board made a pretty impactful response to many companies in the state and then the addition of layering on the taxes.

California has done a like a lot of other states whether youre talking Nevada or other state have recently legalized where they have a framework that they opened up the marketplace into. California had a 20-year history of quasi legal market where there is really left up to the entrepreneurs to decide how they wanted to build the marketplace out. And we went from that very loose and lax regulatory environments to a very highly regulated environment with a very short learning curve associated with it.

So, one of the things that impacted us most in 18 from a revenue standpoint with the fact that we have to shut down our manufacturing and cultivation for the year, so the most of the revenue of our and majority of revenue for the year came from retail only centric operations and in addition to that Edible Garden. So for all practical purposes, we were out of the wholesale market for both concentrates and cultivation while we shutdown these facilities and revamp them to reopen them the first of which we just got back up and running as you saw on the press release about a week and half ago, our west brand cultivation facility up in Oakland.

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So, all of that basically put us in a position where it was just a challenging year for us and our revenue in 18 reflected that coming in at 31.33 million compared to approximately 35.8 million that we saw for 2017. Edible Garden, to touch on that a little bit, we were selected by Stop & Shop and Giant-Landover to supply organic leafy greens to their retail outlets, we exhibited our complete range of locally grown herbs and leafy greens at the Fresh Summit International Convention & Expo in October of last year and we also participate in the New York Produce Show and Conference in December of last year as well. So, we still have straight strong retail penetration in the Edible Garden division. We still have great relationships with the Walmart and Krogers of the world and were continuing to expand in that marketplace as well.

Lets chat about the Company today. As we sit here today, we have an open and active shelf registration, great ability to access capital for the Company on a go-forward basis. We have what we believe a very strong balance sheet. We have little corporate debt as we usually do on the books. And most importantly, we have a very clean cap table. What I mean by that is, if you look back at what we've done historically is management converted at all of our B share class our preferred B class shares to common shares will align ourselves with shareholders, I will chat about that a little bit later as well.

But the most important factor from our approach is that the Company doesnt have any significant warrants overhang. There is no other strange class of shares out there that are contributing to the cap table economically or diluting the cap table economically. Its just a very clean cap table and structure from an economic standpoint internally with the Company. We got a strong core, strong corporate governance. One of things I wanted to touch on a little bit is the fact that we are now SOX 404, Sarbanes-Oxley compliance.

Our goal on the remainder of the year and coming into 2020 as well as we continue to increase and implement strong corporate governance and internal best practices, we want to increase stockholder and shareholders telecommunications as management achieved these different milestones which were going to layout here in a short period of time point. And then from a past standpoint, we structured the audit committee as a compensation committee and all of the other internal committees of that company that all shared by our independent directors.

We uplifted as many of you know to the OTCQX, as I said just a second ago, we converted that all of our preferred Class B shares to common shares. And what that means essentially it's just a level playing field, it aligns management interest with that of our shareholders and the stock goes up we feel it, when the stock goes down we feel it the same way that our shareholders feel it. We met the stringent filing timelines for our 10-Qs and 10-Ks as an accelerated filer.

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And most importantly, last year, it's our first year we achieved Sarbanes-Oxley SOX 404 Compliance in all material respects that having an effective internal control over financial reporting, and we eliminated any material weakness in our operational and financial control. That is a significant sizable undertaking for a copy of our size, but its really a necessary step that we had to take to be eligible to potential trade on a national exchange when that opportunity opens up for the MSO in the U.S.

Our goal is to continue to increase and implement strong corporate governance and internal best practices on a forward-looking basis. So lets chat about forward-looking opportunity with the Company. We are shifting our focus as we sit today from top line revenue growth and expanding all markets in the U.S. to really just focusing on profit enhancement and focusing on one core key marketplace being California.

The Company's shifts its strategy pursuing revenue growth to pursue profit enhancement, were trying to reduce the gap between the Company's true value in the current market capital exists out there in the marketplace. And then also want to continue to make improvements from a corporate governance standpoint. In addition, we're engaged in a fundamental restructuring to improve profitability and build value for shareholders. This strategy is going to be a multipronged strategy.

Management and the Board of Directors have completed the substantial review of the Company's assets and the respective performance in conjunction with an in-depth analysis of the competitive climate within U.S. currently. Currently, were exploring some strategic alternatives for certain operational and non-operational assets in both Nevada and California. Were confident we can get a better return on investing capital by redeploying some of these assets.

Were working with financial advisors to identify locations or permit that can generate non-dilutive capital that can be reinvested in strategic locations to produce a better return for our shareholders. We've identified multiple opportunities that appear to be more accretive use of capital. Let me give you an example on that. We think we could take an asset that is currently on our balance sheet and currently in our portfolio. Lets just say that asset. We can get paid $10 for that asset returning to us say $4 in return.

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Were seeing arbitrage opportunities that are out there where we could then take that $10 and go out and purchase something for $8 that providing $5 and benefits to the Company. So the whole point here is, taking some assets off the table, pulling in the capital from that asset reallocation or redeploying that capital in a more accretive environment and taking that cash and leaving that cash on the sides so we don't have to continue to go back to the capital markets on a regular basis.

We put together a very, very focused and finite list of material corporate goals for 2019 and 20 and I want to walk everybody through those now. And again, as I said you before tomorrow I have a shareholder letter that will be coming out in conjunction with the full filing that's going to very distantly and granularly articulate each one of these goals and objectives and milestones in the ramp that we think were going to achieve these over the course of this year.

First and foremost, increasing gross margin to a minimum of 45%, meaningful EBITDA improvement across the board, we want to achieve a $63 plus, call it $63.3 million revenue run rate with in Q4 2019, and we want to seize assets in the capital markets by the end of first half of 2019 to fund CapEx and OpEx. I want to run over that again.

Our goal and objective is we have one more trench of financing here a little couple thing to take care to finalize some of the acquisitions that we have in place like the Reno dispensary, but we want to get out of going to the capital markets by summer of this year, and we want to stay out of the capital markets for a minimum of 12 months or until the stock makes the material recovery and were out of market cap that we think is consistent with the Company throughout.

So in addition to that, we want to continue to enhance corporate governance, we want to streamline operations and headcount. We've already made significant reductions at the corporate level. We built the Company up in early stages for the ideology that we were going to raise a significant amount of capital in the U.S. market, deploy that capital and become a true multistate operator.

Obviously, the majority of that capital flows through the CFT not the OTC, but now our focus is on how do we best align ourselves with the capital that we have available with the market cap that we currently have without putting ourselves in the position for hyper-dilution. And the real way that were going to be accomplished that is by reallocating some of the assets in the portfolio that we currently have and to what we think are better, more accretive markets on a forward-looking basis.

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As we go along over the course of this year, we start to begin to achieve these milestones. Our goal and objective is to have better stockholder communication as we achieved these different variables throughout the course of Q2, Q3 and Q4 this year. Top line revenue growth is still going to be somewhat of a focus we have more permits coming online and Im going to walk through the architecture a little bit of what's coming online that was accretive for 2018.

A couple of which are our branded delivery service and establishing top up retail experience at multiple venues throughout the California market place. I will dig in a little bit deeper in a moment on those. We want to primarily focus on California for further expansion. Again as everybody knows, its the fifth largest economy in the world and arguably the largest cannabis market in U.S. It's also the core nexus of our company and where our headquarters is located.

Were seeing more attractive organic permitting opportunities here coupled with more reasonable valuations on the merger and acquisition standpoint within the state. We also have a very strong political reputation on operational nexus here within California that I think we can effectively leverage with a sizable non-dilutive capital infusion from the sale of some of these noncore assets which is just discussed.

Cultivation and manufacturing, both of these are coming back online in 2019 as we press released to get about a week and half or two weeks ago, we got the West Grand facility coming back online, the Hegenberger facility is closed to being finished here. And then in addition to that the Nevada marketplace, we are in full production in our cultivation facility there. We have received our medical licensed to produced the manufacturing facility and are waiting. We believe were going to get our adult use license for manufacturing anytime now. We will make sure we update shareholders when that comes to fruition as well.

So, the point is were going to have an active wholesale market both California and Nevada rolling into 2019, which is going to be able to contribute the top line revenue growth in addition to some new store opening in the branded delivery services while the pop up retail experience. So, there are several operations that are going to be in various stages of development throughout 2019. They are going to add to the Company's revenue and obviously flowing over in 2020 as well.

The branded delivery service, lets talk about that a little bit. Santa Ana and Southern California down here is a bit of a backing. There is a lot of pre-filled neighborhoods whether you're talking Newport Beach, Laguna Beach, Irvine, Mission Viejo, Tustin that have no plans to open up brick-and-mortar storefront in the near future. And that basically positions Santa Ana as a hub for Southern California, and I exit Los Angeles obviously but say the Orange County realm.

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So Santa Ana has the opportunity to service 3 million people on Orange County plus the 50 million towards the coming here in annual basis. So, we think there is a huge opportunity we establish a brand and delivery services, the beauty is the branded delivery services, it really doesnt require any significant CapEx other than some vehicles and additional staffing and product. We have enough warehousing down here to be able to accommodate it and the permit that we currently hold allow for delivery.

So, we are in a pretty aggressive mode of building out that platform from a tech standpoint, from an operational standpoint, from a logistics standpoint. We hope to have some announcements that are not just in future. Lets jump over to the other segment and were going to be rolling into the state of California where were focusing on pop up retail experience and venues throughout California. Those are going to concerts and fairs and those types of event.

So, were working with a lot of different providers of events throughout the state of California to try to new pop up dispensaries as retail experiences at these deep different venues. Obviously, the crowds at the lot of these music festivals are off the charts and its a great opportunity for us to use our existing permit base again without a significant amount of CapEx to have the opportunity to have these portable dispensaries to monetize revenue and profitability in multiple markets in California throughout 2019.

So, were working on handful of initiatives there and we hope to have some news out on those in a not too distant future as well. So, with the existing permit that we hold notwithstanding near the hope and dream that we acquire some additional opportunities. We believe that we can grow top line revenue to $63 million run rate by Q4 2019. Let me walk you through where we think thats going to come from.

So, with the starting base of 31 million that we did this year, layering on top of that the new bloom Santa Ana dispensary we believe will do a $10 million run rate at a very conservative level. Blum San Leandro contributed nothing to 2018. Adult use is on the horizon, city council as favorable towards voting on that next session which is in the next month or so. So, we should see rolling into May with adult use at San Leandro. We believe that store has the ability to produce a $5 million run rate.

Our Hegenberger cultivation we believe at the very base line minimum is going to produce $3.5 million of revenue out of there. Our West Grand location $2.5 million, $4.5 million out of our Nevada cultivation, approximately $3.5 million out of our Nevada manufacturing, were estimating achieving a $2 million of revenue run rate out of delivery and another million dollars which again we think is a very conservative estimate out of our special events.

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All of those activities contribute in addition to our base line revenue of 31.3 million or 63.3 million run rate coming into Q4. We feel though management can exercise on this. There is limited CapEx for the remainder of the year. We're through all the cultivation and manufacturing expense of any materiality. The only additional CapEx we really have for this year is a limited amount for the pop up experience is the delivery and then building out the additional retail, retail build out through a 1 million or 5 million.

So, all the big expenses associated with the cultivation and manufacturing facilities are now behind unless we decide at some point to get engage and expand that round, but we dont have an intention to do that so we get back to a healthier point from a market cap standpoint. Strategy to manage cost and to focus on the bottom line, were halting accessing the capital markets to fund CapEx and OpEx in the second half of 2019. We expect to use 5 million from the debt facility in Q1 2019 and 5 million in Q2 of 2019 that was the $40 million financing we signed last year.

Were going to take final tranche of that in this summer and maybe another small financing in addition to that. And again our goal and objective is not go back to the capital markets starting in summer this year and to utilize the strength of the balance to monetize some of the non-core assets in the overlapping permits that we have to monetize those and fund, not only M&A, but to fund additional CapEx that we need to finish getting this permits up and running over the course for this year.

Were completing that assessment of all of our assets, were exploring those opportunity to sell those lower performing assets and redirect those resources in a more accretive opportunities, and we see a tremendous amount of accretive opportunities specially in the Southern California market. And we think all of those activities as a whole are really going to put the Company in a very good position coming in 2020.

We see 2020 is probably the most significant M&A in market that we're going to see in cannabis historically. We feel like there were going to see a tremendous amount of activity from companies acquiring and combining with one another to create significant economies of scale. We also think a tremendous amount of company that went public on this CSE have very aggressive revenue target they need to hit for 19 and 20.

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And we feel like they're going to be scrambling out there in the marketplace to buy people with strong footprints good EBITDA performance and strong revenue growth add to their portfolio as well. And we want to make sure we position ourselves to be available and attractive from that standpoint first and foremost, but we also want to have a very healthy bottom lines so we can continue to exist as a standalone if thats the option and direction we decided to go from a strategic point.

The point is this we may not be the biggest, but we wanted to one of the healthiest at the end of the day. And I think with our strong corporate governance, our clean cap table our access to funding of the shelf, the fact that were going to lead the capital markets comes summer of this year, the ability to leverage the balance sheet to find more accretive assets, focusing on the California market, looking at non-dilutive activities to increase top line revenue like pop up experience and delivery.

All of those types of things, we think are going to set the stage for 2019 being one of the most favorable years for the Company. And then obviously as we grow throughout the year, we are going to see new opportunities that will present themselves to us as we strengthen our market cap strengthen as our asset strength. We think it's going to put us in a very good position coming towards the end of the year.

With that, Im going to turn the call over to Mike James. He is going to do a little bit of deeper dive into the financials and then I will come back for some finishing thoughts and then defend the questions and answers.

Mike James

Thank you, Derek. Good afternoon everyone. I will now provide you with the summary of the 2018 year end results. For the more detail results, please refer to the press release that we issued earlier today, which is posted on our website along with the Form-10-K, which would be filed with the Securities and Exchange Commission. In addition, please note that we compile our financial under U.S. GAAP including non-operating expenses.

For the year-ended December 31, 2018, we generated revenues of $31.33 million compared to approximately $35.8 million for the year-ended December 31, 2017, a decrease of approximately $4.47 million. The decrease was primarily due to the significant level of taxes at the State of California placed on Cannabis sales which depressed the overall legal cannabis market.

Our gross profit margins for the year-ended December 31, 2018 was approximately $12.43 million compared to a gross profit of approximately $10.92 million for the year-ended December 31, 2017, an increase of approximately $1.51 million. Our gross margin for the year-ended December 31, 2018 was approximately 39.68% compared to approximately 30.51% for the year-ended December 31, 2017.

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Selling, general and administrative expenses for the year-ended December 31, 2018 were approximately $43.3 million compared to approximately $30.8 million for the year-ended December 31, 2017, an increase of approximately $12.5 million. The increase was primarily due to an increase of $2.57 million in employee stock option expense, an increase of $1.34 million in amortization expense, an increase of $1.07 million in legal expense, an increase in rent expense of $660,000, an increase of $460,000 for insurance expense, an increase of $430,000 for security expense and an increase of $420,000 for local business and city taxes.

We've realized the net loss attributable to Terra Tech of approximately $39.75 million or $0.56 per share for the fiscal year ended December 31, 2018 compared to a net loss of $32.68 million or $0.71 per share for the fiscal year-ended December 31, 2017.

Now turning to the balance sheet, on December 31, 2018, we had cash balance of approximately $7.19 million compared to a cash balance of approximately $5.45 million at December 31, 2017. Long-term debt increased from approximately $6.6 million to approximately $18.3 million during the 12 months ended December 31, 2018. Stockholders' equity for the fiscal year 2018 amounted to approximately $94.8 million compared to $76.8 million for December 31, 2017.

Now, I'd like to turn the call back over to Derek for his closing comments.

Derek Peterson

Thank you very much. And just again, I want to reiterate the focuses for 2019 and 2020. Management and board of directors are heavily focused on bottom line, EBITDA performance, increasing gross margin to 45%, meaningful EBITDA performance and improvement, stronger shareholders communication as we achieve these different milestones throughout the year, launching a branded delivery service starting in the Southern California market migrating throughout the remainder of California once we had a successful result there.

Achieved $63.3 million revenue run-rate within Q4, 2019, and most importantly streamlining operations in headcount to mitigate operational burn and cease accessing the capital markets by the end of the first half in 2019 to fund the CapEx and OpEx, utilize the balance sheet for more accretive opportunities, and hope and wait for the market capture correct to what we believe is a dislocation between the true value of the Company as we move forward.

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With that, again, our goal is not to build the biggest company in the world, but to build the healthiest company. We'd like to be the best at corporate governance, have great margins, good free cash flow and have a healthy balance sheet at the end of the day. We can be extremely healthy player and what we believe is one of the most important markets in the world, California.

Thank you again on behalf of the directors and officers and all of our staff. I want to thank our audit and accounting team for, not only hitting the timelines which are very challenging for a company that just complex as ours operating in a quasi legal cash based world, but also at the same time achieving SOX compliance for the course of 2018.

And with that, I'd like to turn the call back over to Phil for Q&A.

Question-and-Answer Session

A - Philip Carlson

Thanks Derek. First question, given management new direction, what is the plan for New Jersey?

Derek Peterson

Well, that's a great question. Obviously, we got an Edible Garden back there. We've been focused on New Jersey. New Jersey is making some traction now with adult use, and I think we're probably going to see some regulations come here in the not too distant future. We are certainly going to compete for the permits there. The ideology is, is it just makes sense for us to. We've got a strong permitting background at the end of the day.

And what we're not going to do is start to build out another nexus there because that's a deviation from the plan that we just outlay. But if we successfully achieve permits, we will look for East Coast operating partners that we can work with. So, we don't have the CapEx and issues associated or we can monetize the permits, it's one half dozen the other. The point is its low hanging fruit, we will certainly compete for the permits, but our goal and objective is very finite, that is rejiggering the asset base.

Looking at selling some of these non-core assets, converting out of some of the underperforming assets and reallocating those dollars to better assets and more accretive producing assets, use some of the cash on the sties so that we don't hell go have go back to the capital markets at the end of the day. So at the best case, we win and we're successful in New Jersey, and we able to partner payer JV with somebody back there or we flip and monetize those permits in some capacity and capitalize the Company for even more opportunity on a go-forward basis.

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Philip Carlson

Perfect. Does the Company have an M&A strategy in place for California?

Derek Peterson

We do. I mean, we've been here for a long time and we know all the players. And the beauty about California right now is, like I said, everybody just, they got their butts kicked in 2018. And, we watched operators here that we're doing revenue that was 40 million or 50 million that had a reset below 10, that are scaling backup. And that just location just happened because, the people that were doing business with each other in '17 were available all necessarily to do business together in '18.

So what I mean by that is there may be a retail dispensary that did a tremendous amount of business with brand A, B and C. Now that retail dispensary may have gotten all their licensing together from the turn of the new regulations in '18, but the wholesale brands A, B and C may not have, right. And so that dislocation caused a tremendous amount of anxiety in the marketplace in '18 and put everybody in a pretty precarious situation. So everybody is digging out of that right now.

We're starting to see some great ramps out there and I think everybody is that they haven't been kind of a mindset in California marketplace that they need to kind of coordinate or combine or merge with somebody to have some similar economies of scale in this new regulated marketplace. Because the compliance hurdles are just -- they're just so significant for somebody that's operating one or two stores out there or doesn't have significant economies of scale or math and the wholesale market.

So, lot of opportunities here, both wholesale, lot of opportunities here to explain retail, there's some convoluted markets, there's some healthy markets, where we're focusing on is we're focusing on higher niche environment. So, we now can discern the difference between a store that's probably going to generate 8, 9, 10, 12 million and the store that's going to generate 2 million or 3 million.

And that's what I mean by reshuffling the deck a little bit and reallocating some of those assets and taking a hard look at our current portfolio. And then reallocating some of those kind of opportunities to capital from where we currently sit to doing something a little bit differently in a new market for cheaper. And the scenario that I gave and the example was, lets sell something for 10 bucks that giving us or buy something for 8 bucks is giving us 5 thats the mentality at a very simplistic standpoint.

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Those arbitrage opportunities are very available out there on scope and scale in the California market place. So I think were pretty well positioned to be able to capitalize on that and were going to be very well positioned on capitalizing that. If we come out of this asset, this asset is going to sell thing that were looking at right and right now with the successful amount of capital that we could really, really go-to-market and pull in some very attractive opportunity that we currently see out there.

And I really think again that branded liberty service is going to be a huge opportunity for the Company to grab some significant top line revenue as well as well some significant margins. People are just getting more and more acclimated to delivery as Jeff Bezos has changed the world in which we all live.

Philip Carlson

Next question, can you provide an update on the VandeVrede lawsuit?

Derek Peterson

It's status quo. I think we have a bunch of motions go back and forth and change if any request, were entering the discovery phase right now and still pedal on the gas as far as were concerned. We felt as though we were harmed as we said and we want to make sure that we're protecting our stockholders and shareholders at the end of the day. So, we will obviously give updates as we did with other pieces of litigation in the past, as we hit certain milestones or certain material event take place.

Philip Carlson

Can you talk about the West Grand cultivation facility and the R&D projects to develop different cultivation techniques?

Derek Peterson

Yes, that's great. So, the West Grand cultivation is attached to the existing balloon retail store in downtown Oakland, that was the one that we have to shutdown, one of that we have a shutdown or rebuild. It is back up and running right now. That facility is going to be used for some genetic testing and that type of thing as well because we have the Hegenberger location thats opening up and we wanted to maximize the footprint there to have as much flower room as absolutely possible.

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So that one is associated with Blum were doing a little bit more of a boutique type strategy there. Were producing some proprietary strains and genetics there as well they will be sold through not only our Oakland facility, but as well as our San Leandro facility. So, were just using it little bit more as a testing footprint to be able to experiment with different strengths, different growing techniques, different LED technology, a lot of the industry is gravitating towards LED.

We've got a successful LED cultivation in the Nevada marketplace, I dont know if we talked about that in the past, but the Nevada cultivation is basically 100% LED, which obviously drops cost to good pretty significantly. It makes us more competitive in the marketplace. So, were just testing a lot of different technology and strategy and genetics at that Oakland facility that will be able to roll out the Hegenberger and obviously passed any of those technologies in advancement over to the Nevada market place to.

Philip Carlson

Do you plan to exit the Nevada market entirely?

Derek Peterson

Not at this juncture, I mean like we said, were still sitting down and havent made any firm decisions of whats going out and what's coming in. The point of the whole conversation is we dont what to have the hammer the capital markets right now. There is just a ridiculous dislocation between what we think is the true value of the Company or even the rock permitting value of the Company versus the market cap right now. So rather than hit the capital market on a repetitive basis, we want to look to the balance sheet and again going back to the example that I gave, we want to see if there is multiple opportunities to exchange out existing assets for more accretive assets and I believe that there is.

So, were going through that review process right now, were working with brokers, we are working with financial advisors who try to find the most accretive opportunities, entities that are kicking up good free cash flow, entities that are kicking up strong EBITDA performance. And entities that are going to create some symbol of economy scale for us. What we really want to do is not have to operate multiple venues where we got different compliance and different advertising rules and that type of things.

So, as we sit right now we have no firm plans supply to that as whole, but we certainly don't have any plans to jump in the other 48 states in the country at this juncture. And we are looking at some California overlapping permits and some assets as well as some Nevada permits and assets to some monetize at this juncture to reallocate to asset that are little bit more consistent with what I just outlay for our 2019-20 strategy.

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Philip Carlson

Can you recap the number of permits the Company have in California?

Derek Peterson

Let's run through them real quick. So we've got we have our retail facility up in Auckland, we also have the ability to distribution, delivery and cultivation up there as well. In San Leandro, we have retail as well as an extraction permit there that we may or may not utilize that could be something else we could either A, monetize or B, partner and joint venture with. So, we're looking at lot of opportunities like that as well. Coming down here to Southern California, we have four retail permits currently for Santa Ana.

Again, we're looking at divesting potentially some of those to monetize those for other activities. We've got two locations that are vertically stacked here. so we have two sets of cultivation distribution, manufacturing and delivery permits as well. And then in Nevada marketplace, we've got cultivation and manufacturing, we've got an additional cultivation permit that we're selling right now and this is in the Las Vegas marketplace, plus the three retail permits for Dakota desert in and that is in Downtown Arena location as well.

So, again, we've got we've got some overlap which is why we're looking at kind of monetizing some of these opportunity without having to go back to the capital markets and we're getting very serious on that. And so, again our hope is over the next month or so, we're going to be able to come back to the market and say here is what we're doing with the couple of these opportunities out there to showcase in a granular standpoint, the actual execution of this model and what it means to potentially arbitrage some of these opportunities that are existing in the marketplace right now.

Philip Carlson

Okay. Will there be any national vision for Blum eventually?

Derek Peterson

Well, maybe through, if we do a good job in building out the Blum brand and we are getting and again in California, we've got a tremendous amount of great brand reputation in the markets that we serve. We get a lot of great organic search traffic on the internet and that type of things, so potentially franchising and/or JV which is why we will continue to go for permits and other jurisdictions. We want to keep the permitting department busy. There are piece of overhead, so want to make sure that are contributing economically to the Company at the end of the day. And so, we will go for permits and other jurisdictions. It's just the operation and the CapEx and the expenses associated with that, that's what we're trying to avoid at least into the market cap correct.

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So, as we sit right now maybe from a branding standpoint, but not from an operational and CapEx standpoint. We're making the commitment to the shareholders to mitigate CapEx and operational expenses, we're making the commitment to shareholders to stay out of the equity markets come turn to Q2, and we're making the commitment to shareholders and stockholders to re-leverage the balance sheet look for more accretive opportunities and execute on that plan. We're going to be very deliberately focused this year.

And I dont want to get out over skies. I dont want to start chasing opportunities across the country. I want to execute on this. I want to show shareholders that we can double the revenue base of the Company between now and the end of the year. We can improve the top performance. We can focus on cash flow, and we can really put some significant capital in the bank for potential M&A opportunities and to kind of focus on additional organic permitting opportunities as well.

So long winded answer Phil, but we will be going after permits but as far as that operations CapEx, OpEx that's not in the cards for this year, until we get back to a healthier standpoint from a market cap standpoint.

Philip Carlson

Last question, you've mentioned the Company's refocused on strong corporate governance. Can you elaborate on this point?

Derek Peterson

Yes, I think, I went through that pretty good in the call. I mean that shift, I mean if you look at that compared to any of the other MSOs from that standpoint. I mean, we are for all practical purposes pretty much ready for national exchange. I mean the price per share is an issue obviously right now, but from a corporate governance standpoint, where the majority of the way there the SOX compliance was the biggest thing, I don't know of any other MSO that has SOX 404 compliance in the U.S. markets.

I think we're the only one I'm not 100% sure. But that undertaking in and of itself is just a huge feat that we accomplished in 2018 with all the headwinds that we were facing and all the macro issues that we were facing. So, that's what we're kind of ideally focused on and I believe you said that was the last question. So again, just to reiterate to everybody. We're very deliberately focused this year. We're not going to be out there chasing multiple different opportunities. We've got a strong permit base currently exists in the Company that if we just get that up and running that we going to achieve that $63 million run rate by Q4.

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If we have other opportunities that present themselves over the course of the year that number can hopefully be a lot better than that. But at a very base significant conservative baseline, I believe that's extremely achievable for management and we want to focus on EBITDA performance and cash flow performance. It hurts me just like the rest of the management. Every time, we have to go out into shares for financings. And so that's why we really stopped with converting our B shares over to common shared as a very significant effect. Just psychologically, it puts us into the same category with our shareholders at the end of the day.

And so when we're out there, looking at how we get from point A to point B having them go back to the capital markets on a regular basis isn't going to accomplish that for any of us. So we've got a great opportunity, because we have some high value permits and some very significant areas that have tremendous scarcity involved with those. And we have the ability to monetize those and utilize that capital to bring in additional retail into the Company in a market. And we think it's just starting to get its legs underneath it being California, which again, we think is not only the biggest cannabis market in the U.S. We think it's the most important, most significant cannabis market on the planet.

So for us to be embedded there and get significant and valuable brand recognition both on the wholesale and the retail side is where most of our energy and focus is going to be going over the course of this year. We have a very, very finite and deliberate set of goals and objectives that we're going to accomplish, and we just don't want to deviate from that, Phil.

Derek Peterson

All right. Well, again, everybody. Thank you very much for taking the time today to talk about what was 2018? We're all glad that's in the rearview mirror. But again to reiterate, I think we've got the best ahead of us. The Company is in its healthiest spot that we've been. I think with some of these changes in the rebalancing of the balance sheet, we're going to be in a very healthy positional come at the end of the year, and we'll see what 2020 brings for opportunity with company on a go forward basis.

But again, on behalf of the directors and officers and the staff and the audit team and financial team with Terra Tech, thank you for taking the time. I want to reiterate in the morning, the full filing will be out and I'll have a letter to shareholders that will probably more articulately than I did today explain exactly and finitely what the focus for '19 is and the emphasis on getting out of the capital markets come summertime.

So, I'll leave everybody with that. Have a wonderful day and we look forward to getting continual updates as we hit some of these milestones. Take care.

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